IMPORTANT

Treasurer of the J.P. Morgan Funds

c/o Timothy Clemens

390 Madison Avenue

New York, NY 10112

RE:	Supplement to the Amended and Restated Global Custody and Fund Accounting Agreement dated March 31, 2022 (as may be amended, restated or supplemented from time to time, the “Agreement”)
(Side Letter)

December 3, 2025

Dear Sir or Madam,

I write you on behalf of JPMorgan Chase Bank, N.A. (“Bank”) and regarding the Agreement dated March 31, 2022 pursuant to which Bank provides safekeeping and asset servicing functions with respect to securities held for each of the Trusts listed on Schedule A to the Agreement (each a “Fund”), as Schedule A may be amended from time to time. Each individual Fund is a separate “Customer” and this Side Letter shall be interpreted as if, for each individual Fund, a separate Side Letter has been entered into between the Bank and the particular Fund. Capitalized terms not otherwise defined herein shall have the meaning ascribed them in the Agreement.

Bank understands that Customer wishes to receive currency exchange services utilising the services of CLS Bank International, or any other subsidiary of CLS Group Holdings AG, or any subsidiary thereof or subsidiary of any successor thereto (“CLS”), whether provided directly by Bank or an affiliate or related company (“CLS Services”) in the context of services provided by Bank under the Agreement. Where Bank elects to provide CLS Services, Bank shall do so only upon Instructions from Customer or an Authorized Person under the Agreement.

Bank shall provide CLS Services on the understanding that Customer agrees that such CLS Services shall be provided on the following terms, and that the Agreement shall be amended in the following manner with requisite modifications for defined terms used in the Agreement:

(a)	The definitions section of the Agreement shall be amended to include the following, with the relevant text added in the alphabetical list of definitions set out:

“CLS” means CLS Bank International, or any other subsidiary of CLS Group Holdings AG, or any subsidiary thereof or subsidiary of any successor thereto.

“CLS Services” means the provision of currency exchange services utilising the services of CLS, whether provided directly by the Bank or any affiliate or related group company.

(b)

Any definition of “Liabilities” in the Agreement which defines the scope of liabilities and obligations to which the Agreement’s lien and set-off provisions apply shall be amended and supplemented to include “any and all amounts associated with provision of CLS Services” as Liabilities in scope of the Agreement.

(c)	To the extent the Agreement contains a reference to “Special Settlement Services” such reference shall be amended as: “Special Settlement Services (including CLS Services)”.

(d)	At the close of the section in the Agreement referencing the terms under which Bank sets up and maintains accounts for Customer with Bank, the following term shall be added:

“CLS Services

Bank will have the right (in its sole discretion) upon verbal or written notification, to Customer to: (i) reverse any debit or credit made for the purpose of effecting foreign exchange transactions using CLS; and/or (ii) not provide CLS Services in the context of any one or more transaction(s). Customer will be responsible for any costs or liabilities resulting from such reversal. Bank at all times, reserves the right to restrict in good faith the availability of CLS Services for legitimate credit, operational, or market reasons.

Customer will comply, and shall cause any authorized agents to comply, with all requirements associated with CLS Services, including, without limitation, its rules and by-laws, where applicable.”

For the avoidance of doubt, Customer represents, acknowledges, and agrees that provision of CLS Services shall be provided to Customer on the basis of the Agreement (as amended and supplemented by this Side letter) and, Customer agrees that any and all security interests created, including any lien, pledge and/or right of set-off as detailed in the Agreement shall expressly extend to any liabilities associated with CLS Services. Bank’s fees for the services described herein shall be assessed by Bank in accordance with the Agreement.

Bank understands that Customer explicitly acknowledges and agrees that the terms of the Agreement shall be amended and supplemented to reflect the matters set out above and that by countersigning this Side letter the Agreement shall be so amended and supplemented. This Side Letter shall be considered an addendum to the Agreement for all relevant purposes, reflecting legally binding commitments entered into by Customer and Bank. This Side Letter may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same letter.

To the extent of any inconsistency between the provisions referred to in this Side Letter and the relevant provisions of the Agreement (including for the avoidance of doubt, where the section or term referenced in the Schedule to this Side Letter does not exist in the Agreement), this Side Letter shall prevail. This Side Letter is subject to the same governing law and terms regarding jurisdiction as are set out in the Agreement.

Bank further understands that Customer acknowledges and agrees that all other parties to the Agreement (if any) have been notified with respect to the request to obtain CLS Services and offered an opportunity to object to relevant changes, where relevant; that the persons countersigning on Customer’s behalf are appropriately authorized and empowered to execute this instrument amending and supplementing the Agreement on Customer’s behalf; and that Customer shall hold Bank harmless for any failure or omission in that regard.

Please confirm agreement to the foregoing by countersigning and returning a copy of this Side Letter to Bank. If you have any questions about these arrangements, please do not hesitate to contact your relationship manager or client service representative at Bank.

Sincerely,

JPMORGAN CHASE BANK, N.A.

Acknowledged and agreed by

JPMORGAN INSTITUTIONAL TRUST

JPMORGAN TRUST I

JPMORGAN TRUST II

JPMORGAN TRUST IV

J.P. MORGAN FLEMING MUTUAL FUND GROUP, INC.

J.P. MORGAN MUTUAL FUND INVESTMENT TRUST

UNDISCOVERED MANAGERS FUNDS

Signed:	Signature:

Name:	Name & Date:

Title:	Title:

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